Exhibit 11(a)

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of Fidelity Newbury Street Trust (formerly Daily Tax-Exempt Money Fund):
Treasury Fund (formerly Daily Money Fund: U.S. Treasury Portfolio) and Prime Fund (formerly Daily Money Fund: Money Market Portfolio) of our report dated December 2, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Daily Money Fund: U.S. Treasury Portfolio (currently known as Treasury
Fund) and Money Market Portfolio (currently known as Prime Fund).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
May 23, 1997